Exhibit 99.1

                         ALLMERICA FINANCIAL CORPORATION
                ANNOUNCES SECOND QUARTER CATASTROPHE STORM LOSSES

WORCESTER, Mass., June 1, 2004 - Allmerica Financial Corporation (NYSE: AFC) announced today that it currently expects to incur approximately $13 million in pre-tax catastrophe losses resulting from severe thunderstorms, hail and tornadoes, principally in Michigan from May 20th through May 27th, 2004.

This brings total estimated pre-tax catastrophe losses to approximately $16 million for the quarter to date, or $0.26 per share after taxes. The anticipated charges will be reflected in the company's second quarter results.

"Citizens  and  Hanover  activated  their  catastrophe  management  team and are responding with prompt claims service to our customers," said Frederick H. Eppinger, president and chief executive officer of Allmerica Financial Corporation. "Catastrophe losses of this magnitude are not unusual to our business, and total catastrophe losses remain in-line with our expectations for both the quarter and year-to-date."

Allmerica Financial Corporation expects to announce its second quarter financial results on Monday, July 26.

Certain statements in this release may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words "believes", "anticipates", "expects" and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the Company's annual report and other documents filed by Allmerica with the Securities and Exchange Commission and which are also available at www.allmerica.com under "Investor Relations". These uncertainties include the possibility of adverse catastrophe experience and severe weather, adverse loss development and adverse trends in mortality and morbidity, the difficulty in estimating catastrophe losses, changes in the stock and financial markets, changes from assumed surrender activities and assumed stock market returns, adverse selection in underwriting activities and surrender patterns, investment impairments, heightened competition, adverse state and federal legislation or regulation, financial ratings actions, and various other factors, which include the effect of the Company's decision to close its retail broker-dealer operations as well as the anticipated impact and cost of the GMDB hedging program. The performance of the hedging program is dependent on, among other things, the future performance and volatility of the equity market, the extent to which the performance of the various hedging instruments correlate with the investment performance of the underlying annuity sub-accounts, the continued availability of equity index futures and redemption and mortality patterns in the Company's annuity contracts.

Allmerica Financial Corporation is the holding company for a group of insurance companies headquartered in Worcester, Massachusetts.


CONTACTS:                  Investors:                    Media:
                           Sujata Mutalik                Michael F. Buckley
                           (508) 855-3457                (508) 855-3099
                           smutalik@allmerica.com        mibuckley@allmerica.com